Execution Copy

ROLLOVER AGREEMENT

          This ROLLOVER AGREEMENT (this “Agreement”) is made and entered into as of February 8, 2013 by and among Century Sunshine Limited, a Cayman Islands exempted company (“Holdco”), Decade Sunshine Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Holdco (“Parent”), and the shareholders of 3SBio, Inc., a Cayman Islands exempted company (the “Company”), listed on Schedule A (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

          WHEREAS, concurrently herewith, Parent, Decade Sunshine Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

          WHEREAS, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such ordinary shares, par value $0.0001 per share, of the Company, including shares represented by American Depositary Shares and including Company RSs and Company RSUs (the “Shares”), as set forth opposite such Rollover Shareholder’s name on Schedule A (with respect to each Rollover Shareholder, the “Rollover Shares”);

          WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholders agree to (a) the cancellation of the Rollover Shares they own for nil consideration in the Merger, and (b) subscribe to newly issued shares of Holdco (the "Holdco Shares") in accordance with this Agreement;

          WHEREAS, in order to induce Parent, the Company and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholders are entering into this Agreement; and

          WHEREAS, the Rollover Shareholders acknowledge that Parent, the Company and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholders set forth in this Agreement.

Execution Copy

AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Holdco, Parent and the Rollover Shareholders hereby agree as follows:

            1.      Cancellation of Rollover Shares. Subject to the conditions set forth herein, at the Rollover Closing and without further action by the Rollover Shareholders, each Rollover Share (including, for the avoidance of doubt, each Company RS and Company RSU) shall be automatically cancelled at the Rollover Closing for nil consideration.

            2.      Issuance of Holdco Shares. At the Rollover Closing, the Rollover Shareholder or, if designated by the Rollover Shareholder in writing, in the name of an Affiliate of such Rollover Shareholder, shall subscribe for consideration of $0.0001 per Holdco Share, the number of Holdco Shares set forth opposite such Rollover Shareholder’s name on Schedule A. Each Rollover Shareholder hereby acknowledges and agrees that, regardless of whether such Rollover Shareholder receives any of the Holdco Shares, he or she shall have no right to any Merger Consideration in respect of the Rollover Shares (including, for the avoidance of doubt, the Company RSs and Company RSUs).

            3.      Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the cancellation and issuance contemplated hereby (the “Rollover Closing”) shall take place within forty-eight (48) hours prior to the Closing as defined in the Merger Agreement.

            4.      Deposit of Rollover Shares. No later than three (3) Business Days prior to the Rollover Closing, the Rollover Shareholders and any of the agents of the Rollover Shareholders holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing Rollover Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed instruments of transfer of the Rollover Shares to Parent, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Rollover Closing.

            5.      Irrevocable Election.

                    (a)      The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 9 and the proviso in Section 23, the irrevocable election and agreement by the Rollover Shareholders to the cancellation of their respective Rollover Shares and to the subscription for Holdco Shares on the terms and conditions set forth herein. In furtherance of the foregoing, each Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 9, such Rollover Shareholder shall not, directly or indirectly, (i) tender any Rollover Shares into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Rollover Shares or any right, title or interest thereto or therein (including by operation of law), (iii) deposit any Rollover Shares into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent, the Company, and the Rollover Shareholders (the “Voting Agreement”)) with respect to any Rollover Shares, (iv) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

Execution Copy

                    (b)      Each Rollover Shareholder covenants and agrees, severally and not jointly, that such Rollover Shareholder shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Rollover Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A shall be deemed amended accordingly.

            6.      Representations and Warranties of the Rollover Shareholders. To induce Parent to accept the Rollover Shares, and Holdco to issue the Holdco Shares, each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent and Holdco, and to each other, each and all of which shall be true and correct as of the date of this Agreement and as of the Rollover Closing, and shall survive the execution and delivery of this Agreement:

                    (a)      Ownership of Shares. (i) Such Rollover Shareholder (A) is and will be the beneficial owner of, and has and will have good and valid title to, the Rollover Shares, free and clear of Liens other than as created by this Agreement and the Voting Agreement; and (B) has and will have sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the Cayman Islands, laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement; and (ii) the Rollover Shares will not be subject to any voting trust agreement or other Contract to which such Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shares other than this Agreement and the Voting Agreement. As of the date hereof, other than the Rollover Shares, such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). Such Rollover Shareholder has not appointed or granted any proxy or power of attorney that will be in effect as of the Closing with respect to any Rollover Shares, except as contemplated by this Agreement or the Voting Agreement.

Execution Copy

                    (b)      Standing and Authority. Each such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Shareholder, enforceable against such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If such Rollover Shareholder is married, and any of the Rollover Shares of such Rollover Shareholder constitutes community property or otherwise needs spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Rollover Shareholder’s spouse and, assuming due authorization, execution and delivery by Parent and Holdco, constitutes a legal, valid and binding obligation of such Rollover Shareholder’s spouse, enforceable against such Rollover Shareholder’s spouse in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                    (c)      Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Rollover Shareholder for the execution, delivery and performance of this Agreement by such Rollover Shareholder or the consummation by such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such Rollover Shareholder nor the consummation by such Rollover Shareholder of the transactions contemplated hereby, nor compliance by such Rollover Shareholder with any of the provisions hereof will (A) require the consent or approval of any other Person, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Rollover Shareholder pursuant to any Contract to which such Rollover Shareholder is a party or by which such Rollover Shareholder or any property or asset of such Rollover Shareholder is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Rollover Shareholder or any of such Rollover Shareholder’s properties or assets.

Execution Copy

                    (d)      Litigation. There is no action, suit, investigation, complaint or other Proceeding pending against any such Rollover Shareholder or, to the knowledge of such Rollover Shareholder, any other Person or, to the knowledge of such Rollover Shareholder, threatened against any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Rollover Shareholder of its obligations under this Agreement.

                    (e)      Reliance. Such Rollover Shareholder understands and acknowledges that Parent, Holdco and the Company are entering into the Merger Agreement in reliance upon such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Rollover Shareholder contained herein.

                    (f)      Receipt of Information. Such Rollover Shareholder has been afforded the opportunity to ask such questions as he or she has deemed necessary of, and to receive answers from, representatives of Parent and Holdco concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning the Holdco Shares. Such Rollover Shareholder acknowledges that he or she has been advised to discuss with his or her own counsel the meaning and legal consequences of such Rollover Shareholder’s representations and warranties in this Agreement and the transactions contemplated hereby.

            7.      Representations and Warranties of Parent. Parent represents and warrants to each Rollover Shareholder that:

                    (a)      Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by Holdco and the Rollover Shareholders subject to the proviso in Section 23, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                    (b)      Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof will (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets, or (D) require the consent or approval of any other Person.

Execution Copy

            8.      Representations and Warranties of Holdco. Holdco represents and warrants to each Rollover Shareholder that:

                    (a)      Organization, Standing and Authority. Holdco is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Holdco and, assuming due authorization, execution and delivery by Parent and the Rollover Shareholders subject to the proviso in Section 23, constitutes a legal, valid and binding obligation of Holdco, enforceable against Holdco in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                    (b)      Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Holdco for the execution, delivery and performance of this Agreement by Holdco or the consummation by Holdco of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Holdco nor the consummation by Holdco of the transactions contemplated hereby nor compliance by Holdco with any of the provisions hereof will (A) conflict with or violate any provision of the organizational documents of Holdco, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Holdco pursuant to, any Contract to which Holdco is a party or by which such Holdco or any property or asset of Holdco is bound or affected, (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Holdco or any of Holdco’s properties or assets, or (D) require the consent or approval of any other Person.

                    (c)      Issuance of Holdco Shares. The Holdco Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Rollover Closing by all of the Rollover Shareholders) when issued.

Execution Copy

            9.      Termination. This Agreement, and the obligation of the Rollover Shareholders to agree to the cancellation of the Rollover Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof; provided, however, that the Rollover Shareholders shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Rollover Closing has already taken place, then Parent shall promptly return the Share Documents to the Rollover Shareholders at their respective addresses set forth on Schedule A and take all such actions as are necessary to restore each such Rollover Shareholder to the position he or she was in with respect to ownership of the Shares prior to the Rollover Closing.

          10.      Further Assurances. Each Rollover Shareholder hereby covenants that, from time to time, such Rollover Shareholder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the applicable Rollover Shares in accordance with the terms of this Agreement.

          11.      Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto; provided that any such proposed amendment shall not prevent or materially delay the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

          12.      Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and of the Company hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

          13.      Survival of Representations and Warranties. All representations and warranties of the Rollover Shareholders or by or on behalf of Parent or Holdco in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of Parent, Holdco or the Rollover Shareholders, and the issuance of the Holdco Shares.

Execution Copy

          14.      Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, (b) one (1) Business Day after being sent by express courier service, or (c) three (3) Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule A.

(ii)	If to Parent or Holdco:

c/o 3SBio, Inc.
Tower B-13, Grand Place
5 Huizhong Road
Chaoyang District, Beijing 100101, PRC Attention: Dr. Jing Lou

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 30th Floor, China World Office 2
1 Jianguomenwai Avenue
Beijing 100004, PRC Attention: Peter X. Huang Facsimile: +86 10 6535 5577
E-mail: Peter.Huang@skadden.com

          15.      Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

          16.      Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

          17.      Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, excluding (to the greatest extent a New York court would permit) any rule of law that would cause the application of the laws of any jurisdiction other than the State of New York. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall apply with respect to such provision.

Execution Copy

          18.      Submission to Jurisdiction. Each of the parties to this Agreement irrevocably agrees that any federal or state court sitting in the Borough of Manhattan, the City of New York shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes (together with the aforementioned suit, action and proceedings, the “Proceedings”), which may arise out of or in connection with this Agreement or its formation or validity and, for these purposes, each party irrevocably submits to the jurisdiction of any federal or state court sitting in the Borough of Manhattan, the City of New York. Each of the parties hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each of the parties irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

          19.      Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

          20.      Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

          21.      Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court sitting in the Borough of Manhattan, the City of New York, this being in addition to any other remedy to which such party is entitled at law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

          22.      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Execution Copy

          23.      Counterparts. This Agreement may be executed in two (2) or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party; provided, however, that if any of the Rollover Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

          24.      Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          25.      No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signature Page to Follow]

Execution Copy

          IN WITNESS WHEREOF, Parent, Holdco and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

CENTURY SUNSHINE LIMITED

By: /s/ Jing Lou
Name: Dr. Jing Lou
Title: Director

DECADE SUNSHINE LIMITED

By: /s/ Jing Lou
Name: Dr. Jing Lou
Title: Director

/s/ Jing Lou
Jing Lou

/s/ Dan Lou
Dan Lou

/s/ Bin Huang
Bin Huang

/s/ Dongmei Su
Dongmei Su

/s/ Ming Hu
Ming Hu

[SCHEDULE A TO ROLLOVER AGREEMENT]

Execution Copy

/s/ Jiaoe Zhang
Jiaoe Zhang

/s/ Ke Li
Ke Li

/s/ Qingjie Zhang
Qingjie Zhang

/s/ Bo Tan
Bo Tan

/s/ Deyu Kong
Deyu Kong

/s/ Thomas Folinsbee
Thomas Folinsbee

/s/ Fei You
Fei You

/s/ Hui Dang
Hui Dang

/s/ Yongfu Chen
Yongfu Chen

/s/ Zhonghua Zhang
Zhonghua Zhang

[SCHEDULE A TO ROLLOVER AGREEMENT]